NEWS RELEASE

Investor Contact: Scott W. Dudley Jr. 314-342-0878 Scott.Dudley@TheLacledeGroup.com	Media Contact: Jessica B. Willingham 314-342-3300 Jessica.Willingham@TheLacledeGroup.com

FOR IMMEDIATE RELEASE

The Laclede Group Reports Second Quarter Results
Addition of MGE and Favorable Wholesale Markets Drive Higher Earnings

ST. LOUIS (April 29, 2014) - The Laclede Group, Inc. (NYSE: LG) (“Company” or “Laclede”) today reported operating results for the three months ended March 31, 2014, the second quarter of its fiscal year 2014. Highlights include:

•	Net economic earnings (non-GAAP) increased to $51.7 million ($1.58 per fully diluted share) compared to $32.5 million ($1.44 per share) last year

•	Net income of $52.2 million (or $1.59 per share)

•	Extreme cold weather increased quarterly earnings by approximately $6.6 million, or $0.20 per share

•	Alabama Gas Corporation acquisition, first announced this month, expected to close in 2014

“We had a strong second quarter driven in part by unusually cold weather that resulted in record demand. Our distribution system performed well, enabling us to meet our retail customers’ needs safely and reliably,” said Suzanne Sitherwood, president and chief executive officer of The Laclede Group. “At the same time, we were positioned to take advantage of weather-driven market conditions to capture additional earnings in our Gas Marketing business and to create value for our customers and our shareholders inside the Gas Utility segment. ”

SECOND QUARTER RESULTS

	Three Months Ended March 31,
	(Millions)		(Per Diluted Share)
	2014	2013	2014	2013
Earnings by Segment
Gas Utility	$44.7	$30.2	$1.36	$1.33
Gas Marketing	7.1	2.4	0.22	0.10
Other	(0.1)	(0.1)	—	0.01
Net Economic Earnings (non-GAAP)*	$51.7	$32.5	$1.58	$1.44
Acquisition-related costs	(1.8)	(1.7)	(0.06)	(0.07)
Fair value adjustments	2.3	(0.6)	0.07	(0.03)
Net Income (GAAP)	$52.2	$30.2	$1.59	$1.34
Average Shares Outstanding (Millions)			32.6	22.5

* See “Net Economic Earnings and Reconciliation to GAAP” on page 10.

For the three months ended March 31, 2014, Laclede reported consolidated net income of $52.2 million, up from $30.2 million for the second quarter a year ago. Net economic earnings (NEE) increased to $51.7 million from $32.5 million. NEE excludes from net income the effect of unrealized gains and losses on energy-related derivatives, as well as integration and transaction costs associated with acquisition, divestiture and restructuring activities, as detailed below. The $19.2 million increase in NEE was driven by higher earnings from both the Gas Utility and Gas Marketing segments. On a per-share basis, NEE was $1.58 per fully diluted share for the second quarter of 2014, compared to $1.44 per share a year ago. Per share results for the second quarter of 2014 reflect the addition of 10 million common shares issued in mid-2013 to finance a portion of the MGE acquisition.
The Company’s service territory experienced near-record cold temperatures during the winter heating season just ended, and in January Laclede Gas recorded its highest one day send-out of natural gas in 15 years. Laclede's distribution system and team performed extremely well, safely and reliably meeting the needs of customers throughout the winter. This weather, combined with lower industry-wide inventories of natural gas, resulted in periods of significant natural gas price volatility and higher overall commodity prices. For the quarter, the Company’s earnings were favorably impacted by these conditions by approximately $6.6 million, or $0.20 per share, with a majority of that benefit in our Gas Marketing business.
Gas Utility
For the second quarter, the Gas Utility segment reported net economic earnings of $44.7 million, up from $30.2 million a year earlier. Net income was $44.1 million compared to $30.2 million in the prior year. The increase was primarily due to a $65.6 million (or 60%) improvement in operating margin, driven by

•	$56.0 million increase due to the inclusion of MGE’s operating results for the first time in 2014

•	$6.5 million related to the extreme winter weather

•	$3.1 million from higher consumption and modest customer growth
During the second quarter of 2014, temperatures in Laclede Gas’ service area were 17% colder than normal and 16% colder than a year ago. Weather is a normal part of Laclede’s operating environment, and the unusual winter weather this past heating season had a net beneficial impact. Gas Utility operating margins (non-GAAP; see “Operating Margin and Reconciliation to GAAP” on page 12) improved due principally to higher margins from off-system sales and capacity release, mechanisms that allow the Utility to share in the value created by selling gas supply resources at market prices when not needed to serve retail customers.
Other operating expenses increased by $34.4 million, of which $28.7 million reflects the inclusion of MGE. Unusual weather-related expenses, principally higher maintenance, bad debt and personnel costs associated with the higher demands placed on its system, totaled approximately $5.0 million.
Depreciation and amortization expenses increased by $8.9 million from prior year, with $7.7 million due to the addition of MGE and the remainder due to infrastructure investments over the last year.
Gas Marketing
The Gas Marketing segment includes the results of Laclede Energy Resources, which provides non-regulated natural gas marketing services to the Mid-Continent region. Quarterly net economic earnings were $7.1 million, up from $2.4 million in the prior year period, while net income increased to $9.4 million from $1.8 million. As noted earlier, Gas Marketing was able to capitalize on greater industry-wide price volatility and basis differential (pricing differences between supply regions), and its operating margins for the quarter improved to $16.8 million, an increase of $12.5 million over the prior year. Approximately $9.0 million of this increase is attributed to the unusually cold weather and market conditions during the winter.

SIX MONTH RESULTS

	Six Months Ended March 31,
	(Millions)		(Per Diluted Share)
	2014	2013	2014	2013
Earnings by Segment
Gas Utility	$80.5	$55.5	$2.45	$2.46
Gas Marketing	7.9	5.6	0.24	0.25
Other	(0.4)	(0.4)	(0.01)	(0.02)
Net Economic Earnings (non-GAAP)*	$88.0	$60.7	$2.68	$2.69
Acquisition-related costs	(2.2)	(3.9)	(0.07)	(0.17)
Fair value adjustments	2	(1.0)	0.07	(0.05)
Net Income (GAAP)	$87.8	$55.8	$2.68	$2.47
Average Shares Outstanding (Millions)			32.6	22.5

* See “Net Economic Earnings and Reconciliation to GAAP” on page 10.

For the first half of fiscal 2014, Laclede reported consolidated net economic earnings of $88.0 million compared to $60.7 million in the prior year. Net income was $87.8 million, up from $55.8 million in 2013. The increase in earnings was driven principally by higher Gas Utility and Gas Marketing operating results. On a per-share basis, NEE was $2.68 per fully diluted share for the six months ended March 31, 2014, compared to $2.69 per share in the prior-year period. Per share results in 2014 reflect the impact of the 10 million common shares issued in May 2013 to finance a portion of the MGE acquisition.
Gas Utility
For the first half of fiscal 2014, the Gas Utility segment reported NEE of $80.5 million, up 45% from $55.5 million for the same period in 2013. Segment net income was $79.5 million, up from $55.4 million a year ago. The increase was primarily due to a $122.7 million improvement in operating margin, of which $107.3 million is attributable to the addition of MGE in the current year. As noted earlier, the unusually cold winter weather favorably impacted operating margins by approximately $6.5 million. Other operating expenses increased by $61.4 million, of which $51.8 million reflects the inclusion of MGE and weather related costs totaling $5.0 million. Depreciation and amortization expenses increased by $17.9 million, with $15.3 million attributable to MGE and the remainder reflecting higher capital investments.
Gas Marketing
For the six months ended March 31, 2014, Gas Marketing NEE was $7.9 million, up from $5.6 million a year ago. Net income increased to $9.9 million from $4.7 million a year ago. The earnings increase was attributable to higher weather-related operating margins in the second quarter of $9.0 million, as noted earlier (an impact to earnings of approximately $5.6 million). Removing the weather benefit, operating results trailed the prior year by $3.3 million as a result of lower first quarter operating margins due largely to the expiration of favorable gas supply contracts and the lack of price volatility and basis differential that generally characterized the market through December 2013.

ACQUISITIONS

Alabama Gas Company (Alagasco)
As announced on April 7, 2014, Laclede has entered into an agreement with Energen Corporation to acquire 100% of the common stock of Alabama Gas Corporation (Alagasco). This transaction is expected to close in 2014, subject to customary closing conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and regulatory approval from the Alabama Public Service Commission (APSC). Laclede and Energen made an initial joint filing with the APSC on April 14, 2014 to request approval of the acquisition.

The transaction is supported by a fully-committed bridge facility with Credit Suisse and Wells Fargo Bank, N.A., which as of April 28 has been syndicated to a group of eleven additional financial institutions. Laclede expects the permanent financing to include the issuance of a combination of Laclede Group common stock, mandatory convertible securities, assumed and newly-issued debt, corporate cash and revolving credit borrowing. Laclede has also placed interest rate hedges covering approximately 70% of its anticipated long-term debt issuance.
Missouri Gas Energy
Also during the quarter, Laclede Gas and Southern Union Company agreed to a final reconciliation of certain balance sheet accounts from the time of the acquisition agreement to closing. A reconciliation amount of $23.9 million was paid to Laclede Gas on February 14, 2014.
The Company has incurred costs associated with the evaluation and negotiation of the above transactions totaling $1.8 million in the second quarter and the first six months of fiscal 2014, which had an after-tax earnings impact of $1.2 million in both periods. In the prior-year period, acquisition-related costs, principally due diligence and transaction costs associated with the then-pending MGE acquisition, were $2.7 million for the second quarter and $6.3 million for the first six months, or an earnings impact of $1.7 million and $3.9 million, respectively. The after-tax impact for all periods is reflected in GAAP results, and is excluded for net economic earnings as noted in the reconciliation on page 10.
The Company expects to incur total costs up to closing of the Alagasco transaction in the range of $18 million to $22 million.

REGULATORY UPDATE

Laclede Gas
On April 2, 2014, the Missouri Public Service Commission (MoPSC) approved the establishment of an Infrastructure System Replacement Surcharge (ISRS) of $7.0 million annually, effective April 12, 2014. The monthly bill for the average residential customer will increase by $0.86. The ISRS revenues allow Laclede Gas to recover the investment it has made in upgrading its distribution system to improve safety and reliability, and to reduce future operating costs.

Missouri Gas Energy
On April 23, 2014, the MoPSC approved a stipulation and agreement resolving all issues in MGE's general rate case which was originally filed in September 2013. All parties to the case either supported or expressed no opposition to the agreement. Under the agreement, MGE's annual revenues will increase by $7.8 million, effective May 1, 2014. The revenues will be collected in base rates and will replace a like amount that MGE is currently authorized to collect through the ISRS mechanism. Similar to the rates currently in effect for Laclede Gas, the agreement also revises MGE’s residential and small commercial rates to incorporate a modest usage-related charge, effective October 1, 2014.

Under the regulatory order approving the acquisition of MGE, the Company defers for future rate recovery 50 percent of the one-time costs it incurs for integration. In the second quarter of 2014, those integration costs totaled $2.1 million, of which $1.0 million was deferred pursuant to the regulatory order. The after-tax impact of the remaining costs of $0.6 million (or $0.02 per share) is reflected in GAAP results.

BALANCE SHEETS AND CASH FLOWS

The balance sheets for The Laclede Group as of March 31, 2014 and September 30, 2013 reflect the acquisition of MGE, including the addition of its assets and liabilities and the equity and debt issued to finance the acquisition which closed on September 1, 2013. The balance sheet as of March 31, 2014 also reflects the final reconciliation of certain balance sheet items post-closing under the agreement to acquire MGE. The balance of goodwill at March 31, 2014 was reduced by $30.7 million in comparison to September 30, 2013, mainly due to the final reconciliation of MGE balance sheet accounts noted above. The balance sheet as of March 31, 2013 largely excludes the impact of the MGE acquisition and related financing.

The Company maintains a strong capital structure, which at March 31, 2014 consisted of 57 percent equity as a percentage of long-term capitalization. Total outstanding shares of common stock at quarter end were 32.8 million, including 10.0 million shares issued to support the MGE acquisition. Short-term borrowings outstanding at March 31, 2014 were $36.0 million, compared to none a year ago. On January 6, 2014, Laclede Gas redeemed at par all $80.0 million of its 6.35% first mortgage bonds originally due in 2038.

The net cash provided by operating activities was $142.8 million for the six months ended March 31, 2014, compared with net cash provided by operating activities of $142.4 million for the same period a year ago. The slight increase in cash flow in the fiscal year-to-date March 31, 2014 period reflects a higher release of natural gas stored underground, higher net income, seasonality of accounts payable associated with natural gas and higher depreciation. These factors were largely offset by the seasonality of the accounts receivable balance increases due to the inclusion of MGE’s operations and the timing of collections of gas cost under the Purchased Gas Adjustment clauses.

Excluding temporary changes in working capital, operating cash flows (non-GAAP) for the six months ended March 31, 2014 were $130.4 million, up from $79.2 million for the same period a year ago. See Operating Cash Flows and Reconciliation to GAAP on page 11.

Capital expenditures for the first half of fiscal 2014 increased to $68.2 million from $62.7 million in the prior year period, primarily due to increased investment in pipeline replacement driven by the addition of MGE.

For additional details on The Laclede Group's results for the second quarter of fiscal 2014, please see the accompanying unaudited Statements of Consolidated Income, unaudited Condensed Consolidated Balance Sheets, and unaudited Condensed Statements of Consolidated Cash Flows.

CONFERENCE CALL AND WEBCAST

As previously announced, The Laclede Group will host a conference call and webcast today to discuss its first quarter financial results. To access the call, please dial the number below approximately 5-10 minutes prior to the start time.

Date and Time:	Tuesday, April 29
9 a.m. CST (10 a.m. EST)

Phone Numbers:	U.S. and Canada:	1-855-590-6721
	International:	1-619-377-4221

The call will also be webcast in a listen-only format for the media and general public. The webcast can be accessed at www.TheLacledeGroup.com under the Investor Services tab.

A replay of the call will be available beginning at 11 a.m. CST (Noon EST) on April 29 through May 31 by dialing 1-855-590-6721 (U.S. and Canada) or 1-619-377-4221 (International). The Conference ID is 23292727. The webcast will be available for replay beginning April 29, at www.TheLacledeGroup.com.

ABOUT THE LACLEDE GROUP
The Laclede Group, Inc. (NYSE: LG), headquartered in St. Louis, Missouri, is a public utility holding company. The Gas Utility segment serves St. Louis and eastern Missouri through Laclede Gas and serves Kansas City and western Missouri through Missouri Gas Energy. Together they provide more than 1.13 million residential, commercial and industrial customers with safe and reliable natural gas service. Laclede’s primary non-utility business, Laclede Energy Resources, Inc., included in the Gas Marketing segment, provides non-regulated natural gas services. Laclede Group is committed to pursuing growth through 1) developing and investing in emerging technologies; 2) investing in infrastructure; 3) acquiring businesses to which the Company can apply its operating model, and 4) leveraging its current business unit competencies. For more information about Laclede and its subsidiaries, visit www.TheLacledeGroup.com.

CAUTIONARY STATEMENTS ON FORWARD-LOOKING INFORMATION AND NON-GAAP MEASURES
This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company's future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company's control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with the acquisition and integration of Missouri Gas Energy. For a more complete description of these uncertainties and risk factors, see the Company's Form 10-K for the fiscal year ended September 30, 2013, filed with the Securities and Exchange Commission and the Company’s Form 10-Q for the quarter ended March 31, 2014, to be filed later today.

This news release includes the non-GAAP financial measures of "net economic earnings," "net economic earnings per share," and “operating margin.” Management also uses these non-GAAP measures internally when evaluating the Company's performance and results of operations. Net economic earnings exclude from net income the after-tax impacts of fair value accounting and timing adjustments associated with energy-related transactions. These adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. In calculating net economic earnings, management also excludes from net income the after-tax impacts related to acquisition, divestiture, and restructuring activities, including one-time costs related to the integration of MGE and costs related to the acquisition of Alabama Gas Corporation. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. Operating margin adjusts operating income to include only those costs that are directly passed on to the customers and collected through revenues, which are the wholesale cost of natural gas and propane and gross receipts taxes. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income or net income.

This news release also includes the non-GAAP financial measure of "Operating Cash Flows." Management also uses this measure internally when evaluating longer-term cash flow impacts. This measure excludes the effects of temporary changes in working capital, such as the effect of regulatory timing differences in the recovery of certain costs and the timing of cash payments for income taxes. Management believes that excluding these items provides a useful representation of the economic impact of longer-term cash flows generated from business activities. This internal non-GAAP cash flow metric should not be considered as an alternative to, or more meaningful than, GAAP measures such as net cash provided by operating activities.

STATEMENTS OF CONSOLIDATED INCOME — UNAUDITED
THE LACLEDE GROUP, INC.
(Thousands, Except Per Share Amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013

OPERATING REVENUES
Gas Utility	$634,442	$354,097	$1,069,608	$604,208
Gas Marketing	59,811	41,255	93,064	96,504
Other	251	2,261	441	3,904
Total Operating Revenues	694,504	397,613	1,163,113	704,616
OPERATING EXPENSES
Gas Utility
Natural and propane gas	405,359	230,440	647,145	366,956
Other operation and maintenance expenses	72,009	41,191	134,331	80,842
Depreciation and amortization	20,118	11,258	40,144	22,223
Taxes, other than income taxes	41,739	21,751	70,328	36,557
Total Gas Utility Operating Expenses	539,225	304,640	891,948	506,578
Gas Marketing	65,021	35,995	116,803	93,376
Other	3,079	5,129	4,280	10,727
Total Operating Expenses	607,325	345,764	1,013,031	610,681
Operating Income	87,179	51,849	150,082	93,935
Other Income and (Income Deductions) - Net	(248)	1,340	1,401	2,424
Interest Charges:
Interest on long-term debt	8,630	5,689	18,324	11,127
Other interest charges	742	1,016	1,509	1,604
Total Interest Charges	9,372	6,705	19,833	12,731
Income Before Income Taxes	77,559	46,484	131,650	83,628
Income Tax Expense	25,340	16,242	43,839	27,818
Net Income	$52,219	$30,242	$87,811	$55,810

Weighted Average Number of Common Shares Outstanding:
Basic	32,617	22,421	32,593	22,396
Diluted	32,656	22,498	32,652	22,466

Basic Earnings Per Share of Common Stock	$1.59	$1.34	$2.68	$2.48
Diluted Earnings Per Share of Common Stock	$1.59	$1.34	$2.68	$2.47
Dividends Declared Per Share of Common Stock	$0.440	$0.425	$0.880	$0.850

CONDENSED CONSOLIDATED BALANCE SHEETS — UNAUDITED
THE LACLEDE GROUP, INC.
(Thousands)

	March 31, 2014	September 30, 2013	March 31, 2013
ASSETS
Utility Plant	$2,325,358	$2,271,189	$1,538,890
Less: Accumulated depreciation and amortization	522,408	494,559	478,971
Net Utility Plant	1,802,950	1,776,630	1,059,919
Non-Utility Property	5,539	7,694	5,456
Goodwill	216,370	247,078	—
Other Investments	62,231	58,306	52,910
Other Property and Investments	284,140	313,078	58,366

Current Assets:
Cash and cash equivalents	10,931	52,981	146,880
Accounts receivable (net of allowance for doubtful accounts)	382,990	171,275	205,006
Delayed customer billings	29,667	—	19,663
Inventories	82,839	199,151	46,124
Other	35,204	52,473	42,240
Total Current Assets	541,631	475,880	459,913

Regulatory assets and other deferred charges	551,750	559,798	430,900
Total Assets	$3,180,471	$3,125,386	$2,009,098

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock and paid-in capital	$630,245	$626,966	$195,380
Retained earnings	478,955	420,103	451,114
Accumulated other comprehensive loss	(2,578)	(787)	(6,491)
Total Common Stock Equity	1,106,622	1,046,282	640,003
Long-term debt (less current portion)	832,817	912,712	464,434
Total Capitalization	1,939,439	1,958,994	1,104,437

Current Liabilities:
Notes payable	36,000	74,000	—
Accounts payable	215,085	140,234	108,648
Advance customer billings	—	23,736	—
Accrued liabilities and other	148,879	115,208	98,696
Total Current Liabilities	399,964	353,178	207,344

Deferred Credits and Other Liabilities:
Deferred income taxes	392,461	379,114	343,016
Pension and postretirement benefit costs	223,970	228,653	191,778
Regulatory liabilities	105,201	85,460	86,032
Asset retirement obligations and other	119,436	119,987	76,491
Total Deferred Credits and Other Liabilities	841,068	813,214	697,317
Total Capitalization and Liabilities	$3,180,471	$3,125,386	$2,009,098

CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS — UNAUDITED
THE LACLEDE GROUP, INC.
(Thousands)

	Six Months Ended March 31,
	2014	2013
Operating Activities:
Net Income	$87,811	$55,810
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, amortization, and accretion	40,501	22,913
Deferred income taxes and investment tax credits	3,396	(11,132)
Other – net	2,102	450
Changes in assets and liabilities	8,994	74,325
Net cash provided by operating activities	142,804	142,366

Investing Activities:
Capital expenditures	(68,226)	(62,707)
Other investments	(5,082)	(2,126)
Proceeds from sale of right to acquire NEG	11,000	—
Proceeds from final reconciliation of Acquisition of MGE	23,925	—
Net cash used in investing activities	(38,383)	(64,833)

Financing Activities:
Issuance of long-term debt	—	125,000
Redemption and maturity of first mortgage bonds	(80,000)	(25,000)
Repayment of short-term debt – net	(38,000)	(40,100)
Changes in book overdrafts	(1,184)	(1,262)
Issuance of common stock	1,440	2,852
Dividends paid	(28,503)	(19,054)
Other	(224)	(546)
Net cash (used in) provided by financing activities	(146,471)	41,890

Net (Decrease) Increase in Cash and Cash Equivalents	(42,050)	119,423
Cash and Cash Equivalents at Beginning of Period	52,981	27,457
Cash and Cash Equivalents at End of Period	$10,931	$146,880

NET ECONOMIC EARNINGS AND RECONCILIATION TO GAAP
THE LACLEDE GROUP, INC.
(Millions, except per share amounts)

	Gas Utility	Gas Marketing	Other	Total	Per Share Amounts (2)
Three Months Ended March 31, 2014
Net Income (Loss) (GAAP)	$44.1	$9.4	$(1.3)	$52.2	$1.59
Unrealized (gain) loss on energy-related derivatives (1)	—	(1.7)	—	(1.7)	(0.04)
Lower of cost or market inventory adjustments (1)	—	(0.5)	—	(0.5)	(0.02)
Realized (gain) loss on economic hedges prior to the sale of the physical commodity (1)	—	(0.1)	—	(0.1)	(0.01)
Acquisition, divestiture and restructuring activities (1)	0.6	—	1.2	1.8	0.06
Net Economic Earnings (Losses) (Non-GAAP)	$44.7	$7.1	$(0.1)	$51.7	$1.58
Diluted EPS (GAAP)	$1.35	$0.29	$(0.05)	$1.59
Net Economic EPS (Non-GAAP) (2)	$1.36	$0.22	$—	$1.58

Three Months Ended March 31, 2013
Net Income (Loss) (GAAP)	$30.2	$1.8	$(1.8)	$30.2	$1.34
Unrealized (gain) loss on energy-related derivatives (1)	—	0.6	—	0.6	0.03
Acquisition, divestiture and restructuring activities (1)	—	—	1.7	1.7	0.07
Net Economic Earnings (Losses) (Non-GAAP)	$30.2	$2.4	$(0.1)	$32.5	$1.44
Diluted EPS (GAAP)	$1.33	$0.08	$(0.07)	$1.34
Net Economic EPS (Non-GAAP) (2)	$1.33	$0.10	$0.01	$1.44

Six Months Ended March 31, 2014
Net Income (Loss) (GAAP)	$79.5	$9.9	$(1.6)	$87.8	$2.68
Unrealized (gain) loss on energy-related derivatives (1)	—	(1.3)	—	(1.3)	(0.05)
Lower of cost or market inventory adjustments (1)	—	(0.6)	—	(0.6)	(0.02)
Realized (gain) loss on economic hedges prior to the sale of the physical commodity (1)	—	(0.1)	—	(0.1)	—
Acquisition, divestiture and restructuring activities (1)	1.0	—	1.2	2.2	0.07
Net Economic Earnings (Losses) (Non-GAAP)	80.5	7.9	(0.4)	88.0	2.68
Diluted EPS (GAAP)	$2.43	$0.30	$(0.05)	$2.68
Net Economic EPS (Non-GAAP) (2)	$2.45	$0.24	$(0.01)	$2.68

Six Months Ended March 31, 2013
Net Income (Loss) (GAAP)	$55.4	$4.7	$(4.3)	$55.8	2.47
Unrealized (gain) loss on energy-related derivatives (1)	0.1	0.9	—	1.0	0.05
Acquisition, divestiture and restructuring activities (1)	—	—	3.9	3.9	0.17
Net Economic Earnings (Losses) (Non-GAAP)	$55.5	$5.6	$(0.4)	$60.7	$2.69
Diluted EPS (GAAP)	$2.45	$0.21	$(0.19)	$2.47
Net Economic EPS (Non-GAAP) (2)	$2.46	$0.25	$(0.02)	$2.69
(1) Amounts presented net of income taxes, which were calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items.
(2) Consolidated net economic earnings per share (EPS) are calculated by replacing consolidated net income (loss) with consolidated net economic earnings (loss) in the GAAP diluted EPS calculation.
Note: EPS amounts by segment represent contributions to The Laclede Group’s consolidated EPS.

OPERATING CASH FLOWS AND RECONCILIATION TO GAAP

THE LACLEDE GROUP, INC.
(Thousands)

	Six Months Ended March 31,
	2014	2013

Net cash provided by operating activities (GAAP)	$142,804	$142,366

Add (deduct):
Changes in assets and liabilities	(8,994)	(74,325)
Deferred income taxes and investment tax credits	(3,396)	11,132
Operating Cash Flows (Non-GAAP)	$130,414	$79,173

Net cash used in investing activities (GAAP)	$(38,383)	$(64,833)
Net cash provided by (used in) financing activities (GAAP)	$(146,471)	$119,423

OPERATING MARGIN AND RECONCILIATION TO GAAP

THE LACLEDE GROUP, INC.
(Millions)

	Gas Utility	Gas Marketing	Other	Eliminations	Consolidated
Three Months Ended March 31, 2014
Operating Revenues	$638.7	$80.5	$0.7	$(25.4)	$694.5
Natural and propane gas expense	430.6	63.6	—	(25.2)	469.0
Gross receipts tax expense	33.3	0.1	—	—	33.4
Operating margin (non-GAAP)	174.8	16.8	0.7	(0.2)	192.1
Depreciation and amortization	20.1	0.1	0.1	—	20.3
Other operating expenses	80.6	1.2	3.0	(0.2)	84.6
Operating income (GAAP)	$74.1	$15.5	$(2.4)	$—	$87.2

Three Months Ended March 31, 2013
Operating revenues	$363.9	$38.9	$2.5	$(7.7)	$397.6
Natural and propane gas expense	237.9	34.5	1.5	(7.7)	266.2
Gross receipts tax expense	16.8	0.1	—	—	16.9
Operating margin (non-GAAP)	109.2	4.3	1.0	—	114.5
Depreciation and amortization	11.2	0.1	0.3	—	11.6
Other operating expenses	46.2	1.3	3.6	—	51.1
Operating income (GAAP)	$51.8	$2.9	$(2.9)	$—	$51.8

Six Months Ended March 31, 2014
Operating revenues	$1,073.9	$133.2	$1.4	$(45.4)	$1,163.1
Natural and propane gas expense	692.1	114.1	—	(45.0)	761.2
Gross receipts tax expense	52.9	0.1	—	—	53.0
Operating margin (non-GAAP)	328.9	19.0	1.4	(0.4)	348.9
Depreciation and amortization	40.1	0.2	0.2	—	40.5
Other operating expenses	152.3	2.4	4.0	(0.4)	158.3
Operating income (GAAP)	$136.5	$16.4	$(2.8)	$—	$150.1

Six Months Ended March 31, 2013
Operating revenues	$614.7	$101.1	$4.4	$(15.6)	$704.6
Natural and propane gas expense	382.0	90.7	1.8	(15.5)	459.0
Gross receipts tax expense	26.5	0.1	—	—	26.6
Operating margin (non-GAAP)	206.2	10.3	2.6	(0.1)	219.0
Depreciation and amortization	22.2	0.2	0.5	—	22.9
Other operating expenses	90.9	2.4	9.0	(0.1)	102.2
Operating income (GAAP)	$93.1	$7.7	$(6.9)	$—	$93.9